Exhibit 10.19

On January 24, 2006, RightNow Technologies, Inc. (the “Company”) appointed Jason Mittelstaedt as Vice President of Marketing pursuant to the terms of an offer letter which is substantially the same as the Company’s form of executive officer offer letter that was filed as Exhibit 10.9 to the Company’s registration statement on Form S-1 (File No. 333-115331) initially filed with the Securities and Exchange Commission on May 10, 2004, as amended, and which form (but not the schedule attached thereto) is incorporated herein by reference.  Set forth below are the material terms of the offer letter with Mr. Mittelstaedt that are different from the Company’s form of executive officer offer letter.

Name	Letter Date	Salary	Number of Option Shares	Vesting Acceleration	Bonus	Other Key Terms

Jason Mittelstaedt	1/24/06	$160,000	75,000	Acceleration of options in the event of a change of control and termination of Mr. Mittelstaedt’s employment within 12 months following the change of control.	Offer letter states Mr. Mittelstaedt is entitled to an on-target bonus potential of $50,000 effective January 1, 2006.

If Mr. Mittelstaedt’s employment is terminated for a reason other than cause, he will be paid salary continuation for 6 months (based on his salary and bonus) and vesting will accelerate on 12.5% of his options.

Offer letter does not include a discussion of other benefit programs or the Company’s Employee Inventions and Proprietary Rights Assignment Agreement because Mr. Mittelstaedt was already an employee of the Company.